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                                  ALTEON INC.

                                  COMMON STOCK

                                  $50,000,000

     This prospectus will allow us to issue our common stock from time to time.
This means we will provide a prospectus supplement each time we issue securities; the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document. You should read this document and any prospectus supplement carefully before you invest.

     Our common stock is traded on The American Stock Exchange under the symbol
"ALT." On July 24, 2001 the last reported sale price of the common stock was $3.00 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 4.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JULY 25, 2001
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                               TABLE OF CONTENTS

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
Alteon Inc..................................................    3
Risk Factors................................................    4
Forward Looking Statements..................................   12
Use of Proceeds.............................................   12
Plan of Distribution........................................   12
Dividend Policy.............................................   12
Legal Matters...............................................   13
Experts.....................................................   13
Where You Can Find More Information.........................   13
Incorporation of Certain Documents by Reference.............   13

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                                  ALTEON INC.

     Alteon is discovering and developing oral drugs for the treatment of diseases of aging and diabetes. Our lead product candidates are unlike any drugs currently prescribed, and target some of the largest pharmaceutical markets, such as cardiovascular and kidney diseases. Two of our compounds are in clinical development and are being tested in humans; several others are undergoing pre-clinical testing. These potential pharmaceutical products were discovered as a result of our research on structures called Advanced Glycosylation End-products, or A.G.E.s, that are formed in our body and accumulate as we age, potentially resulting in many medical disorders.

     A.G.E.s form as a result of glucose, a type of sugar in the blood, reacting with proteins in the body. These A.G.E.s bond, or form crosslinks, with each other and with other proteins. This results in "hardened," or stiffened, arteries, toughened tissues and impaired flexibility and function of many body organs. In healthy individuals, this A.G.E. process occurs slowly as the body ages. In diabetic patients, the rate of A.G.E. accumulation is accelerated because of high glucose levels. We believe that A.G.E.s are a major factor contributing to many of the disorders of aging and diabetes, including cardiovascular, kidney and eye diseases.

     Our current research and drug development activities focused against A.G.E.s take three directions: the breaking of A.G.E. crosslinks in order to reverse damage; the prevention or inhibition of the formation of A.G.E.s; and the reduction of A.G.E.s through a class of drugs focused on lowering blood sugar. We believe that we were the first company to focus on the development of compounds to treat diseases caused by A.G.E.s. Since our inception, we have created an extensive library of novel compounds targeting diseases caused by A.G.E., and have actively pursued patent protection for these discoveries. We have 98 issued United States patents and over 80 issued foreign patents.

     ALT-711 is our lead product candidate in a class of compounds that can "break" the bonds, or crosslinks, formed by A.G.E.s. These compounds may reverse tissue damage caused by aging and diabetes and restore flexibility and function to tissues, blood vessels and organs of the body. We are initially developing ALT-711 for the treatment of cardiovascular disease. We have completed a 93-patient human trial known as a Phase IIa clinical trial, evaluating the safety and effect of ALT-711 in the body when compared to a placebo. In January 2001, we announced that these study results showed that patients who received ALT-711 experienced a significant reduction in pulse pressure, defined as the difference between systolic and diastolic blood pressures. Results also showed a significant increase in the flexibility of the patients' large arteries. Additionally, the drug was well tolerated. The results of the Phase IIa trial were presented at the Special Sessions Presentation of "Late Breaking Clinical Trials" at the American College of Cardiology Annual Scientific Session in March 2001 by David A. Kass, M.D., Professor of Medicine and Biomedical Engineering at Johns Hopkins University School of Medicine and lead investigator of the trial.

     These positive results suggest that ALT-711 is a novel potential therapy for a condition called isolated systolic hypertension, which is a type of high blood pressure that occurs as a result of the stiffening of arteries due to age or diabetes. We have initiated a Phase IIb efficacy trial to further assess ALT-711's activity in isolated systolic hypertension; additionally, we are evaluating potential clinical trials in other disease states where ALT-711 may address significant unmet needs.

     We are actively evaluating product development opportunities from our library of compounds, especially from among the compounds that break A.G.E. crosslinks. Pimagedine and ALT-946, two compounds that inhibit the formation of A.G.E.s, are also being considered for further development. In addition, we are utilizing our technical expertise in the field of diabetes to develop compounds focused on lowering blood glucose. We are evaluating our lead glucose-lowering compounds to determine the most appropriate pre-clinical development course.

     Our principal offices are located at 170 Williams Drive, Ramsey, New Jersey 07446. Our telephone number is (201) 934-5000.

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                                  RISK FACTORS

     Investment in our common stock involves the following substantial risks. You should purchase our common stock only if you can afford to lose your entire investment. You should carefully consider all of the information included in this prospectus to evaluate us and our business. You should make this evaluation before deciding whether to purchase our common stock. You should understand that additional risks which we cannot predict at this time may have negative impact on us in the future. You should also understand that the risks discussed below might affect us more than or in a different manner than we now predict.

                         RISKS RELATED TO OUR BUSINESS

IF WE DO NOT OBTAIN SUFFICIENT ADDITIONAL FUNDING TO MEET OUR NEEDS, WE MAY HAVE TO CURTAIL OR DISCONTINUE THE RESEARCH, PRODUCT DEVELOPMENT, PRE-CLINICAL TESTING AND CLINICAL TRIALS OF SOME OR ALL OF OUR PRODUCT CANDIDATES.

     We anticipate that our existing available cash and cash equivalents and short-term investments will be adequate to satisfy our working capital requirements for our current operations into 2002. We will require substantial new funding in order to continue the research, product development, pre-clinical testing and clinical trials of our product candidates, including ALT-711 and Pimagedine. We will also require additional funding for operating expenses, the pursuit of regulatory approvals for our product candidates and the establishment of marketing and sales capabilities. Our future capital requirements will depend on many factors, including:

     - continued scientific progress in our research and development programs;

     - the size and complexity of these programs;

     - progress with pre-clinical testing and clinical trials;

     - the time and costs involved in obtaining regulatory approvals;

     - the costs involved in filing, prosecuting and enforcing patent claims;

     - competing technological and market developments;

     - the establishment of additional collaborative arrangements;

     - the cost of manufacturing arrangements;

     - commercialization activities; and

     - the cost of product in-licensing and strategic acquisitions, if any.

     Our cash reserves and other liquid assets may not be adequate to satisfy our capital and operating requirements.

     We intend to seek funding through arrangements with corporate collaborators and through public or private sales of our securities, including equity securities, when and if conditions permit. In addition, we may pursue opportunities to obtain debt financing, including capital leases, in the future. Additional funding may not be available on reasonable terms, however. Any additional equity financing would be dilutive to our stockholders. If adequate funds are not available, we may be required to curtail significantly or eliminate one or more of our research and development programs. If we obtain funds through arrangements with collaborative partners or others, we may be required to relinquish rights to certain of our technologies or product candidates.

IF WE DO NOT SUCCESSFULLY DEVELOP ANY PRODUCTS, WE MAY NOT DERIVE ANY REVENUES.

     All of our product candidates are in research or clinical development. We may not succeed in the development and marketing of any therapeutic or diagnostic product. To achieve profitable operations, we
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must, alone or with others, successfully identify, develop, introduce and market proprietary products. Such products will require significant additional investment, development and pre-clinical and clinical testing prior to potential regulatory approval and commercialization.

     We have not yet requested or received regulatory approval for any product from the United States Food and Drug Administration, or FDA, or any other regulatory body. Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and effective for use in each target indication. The results from pre-clinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing. In addition, some or all of the clinical trials we undertake may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals, which could prevent the creation of marketable products.

     The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may:

     - be found ineffective or cause harmful side effects during pre-clinical testing or clinical trials;

     - fail to receive necessary regulatory approvals;

     - be difficult to manufacture on a large scale;

     - be uneconomical;

     - fail to achieve market acceptance; or

     - be precluded from commercialization by proprietary rights of third parties.

     We may not be able to undertake additional clinical trials. In addition, our product development efforts may not be successfully completed, we may not obtain required regulatory approvals, our products, if introduced, may not be successfully marketed or achieve customer acceptance. We do not expect any of our products, including ALT-711 and Pimagedine, to be commercially available for a number of years, if at all.

IF WE ARE UNABLE TO DERIVE REVENUES FROM PRODUCT SALES, WE MAY NEVER BE PROFITABLE.

     All of our revenues to date have been generated from collaborative research agreements and financing activities, or interest income earned on these funds. We have not received any revenues from product sales. We may not realize product revenues on a timely basis, if at all.

     At March 31, 2001, we had an accumulated deficit of $138,804,821. We anticipate that we will incur substantial, potentially greater losses in the future. Our products under development may not be successfully developed and our products, even if successfully developed, may not generate revenues sufficient to enable us to earn a profit. We expect to incur substantial additional operating expenses over the next several years as our research, development and clinical trial activities increase. We do not expect to generate revenues from the sale of products, if any, for a number of years. Our ability to achieve profitability depends, in part, on our ability to:

     - enter into agreements for product development;

     - obtain regulatory approval for our products; and

     - develop the capacity, or enter into agreements, for the manufacture, marketing and sale of any products.

     We may not obtain required regulatory approvals, or successfully develop, manufacture, commercialize and market product candidates, and we may never achieve product revenues or profitability.

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IF WE ARE NOT ABLE TO FORM AND MAINTAIN THE COLLABORATIVE RELATIONSHIPS THAT OUR
BUSINESS STRATEGY REQUIRES, THEN OUR PROGRAMS WILL SUFFER AND WE MAY NOT BE ABLE TO DEVELOP PRODUCTS.

     Our strategy for developing and deriving revenues from our products depends, in large part, upon entering into arrangements with research collaborators, corporate partners and others.

     We have established collaborative arrangements with Yamanouchi Pharmaceutical Co., Ltd., Roche Diagnostics GmbH, IDEXX Laboratories, Inc. and Gamida for Life with respect to the development of drug therapies and diagnostics utilizing our scientific platforms. To succeed, we will have to develop additional relationships. We are seeking to establish new collaborative relationships to provide the funding necessary for continuation of our product development, but such effort may not be successful. If we are unable to enter into or manage additional collaborations, our programs may suffer and we may be unable to develop products.

IF WE ARE UNABLE TO MAINTAIN OUR COLLABORATIVE RELATIONSHIPS, OUR PRODUCT DEVELOPMENT MAY BE DELAYED AND DISPUTES OVER RIGHTS TO TECHNOLOGY MAY RESULT.

     We will, in some cases, be dependent upon outside partners to conduct pre-clinical testing and clinical trials and to provide adequate funding for our development programs. Our corporate partners may have all or a significant portion of the development and regulatory approval responsibilities. Failure of the corporate partners to develop marketable products or to gain the appropriate regulatory approvals on a timely basis, if at all, would have a material adverse effect on our business, financial condition and results of operations.

     In most cases, we will not be able to control the amount and timing of resources that our corporate partners devote to our programs or potential products. If any of our corporate partners breached or terminated its agreements with us or otherwise failed to conduct its collaborative activities in a timely manner, the pre-clinical or clinical development or commercialization of product candidates or research programs could be delayed, and we would be required to devote additional resources to product development and commercialization or terminate certain development programs.

     Disputes may arise in the future with respect to the ownership of rights to technology we develop with third parties. These and other possible disagreements between us and collaborators could lead to delays in the collaborative research, development or commercialization of product candidates or could require or result in litigation or arbitration, which would be time-consuming and expensive and would have a material adverse effect on our business, financial condition and results of operations.

     Any corporate partners we have may develop, either alone or with others, products that compete with the development and marketing of our products. Competing products, either developed by the corporate partners or to which the corporate partners have rights, may result in their withdrawal of support with respect to all or a portion of our technology, which would have a material adverse effect on our business, financial condition and results of operations.

IF WE CANNOT SUCCESSFULLY DEVELOP A MARKETING AND SALES FORCE OR MAINTAIN SUITABLE ARRANGEMENTS WITH THIRD PARTIES TO MARKET AND SELL OUR PRODUCTS, OUR ABILITY TO DELIVER PRODUCTS MAY BE IMPAIRED.

     For certain of our products, we have licensed exclusive marketing rights to our corporate partners or formed collaborative marketing arrangements within specified territories in return for royalties to be received on sales, a share of profits or beneficial transfer pricing. These agreements are terminable at the discretion of our partners upon as little as 90 days' prior written notice. If the licensee or marketing partner terminates an agreement or fails to market a product successfully, our business, financial condition and results of operations may be adversely affected.

     We currently have no experience in marketing or selling pharmaceutical products. In order to achieve commercial success for any approved product, we must either develop a marketing and sales force or, where appropriate or permissible, enter into arrangements with third parties to market and sell our products. We might not develop successfully marketing and sales experience. Further, we may not be able to enter into marketing and sales agreements with others on acceptable terms, and any such arrangements,
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if entered into, may be terminated. If we develop our own marketing and sales capability, it will compete with other companies that currently have experienced, well funded and larger marketing and sales operations. To the extent that we enter into co-promotion or other sales and marketing arrangements with other companies, revenues will depend on the efforts of others, which may not be successful.

IF WE CANNOT SUCCESSFULLY FORM AND MAINTAIN SUITABLE ARRANGEMENTS WITH THIRD PARTIES FOR THE MANUFACTURING OF THE PRODUCTS WE MAY DEVELOP, OUR ABILITY TO DEVELOP OR DELIVER PRODUCTS MAY BE IMPAIRED.

     We have no experience in manufacturing products for commercial purposes and do not have manufacturing facilities. Consequently, we are dependent on contract manufacturers for the production of products for development and commercial purposes. The manufacture of our products for clinical trials and commercial purposes is subject to current Good Manufacturing Practice, or cGMP, regulations promulgated by the FDA. In the event that we are unable to obtain or retain third-party manufacturing for our products, we will not be able to commercialize such products as planned. We may not be able to enter into agreements for the manufacture of future products with manufacturers whose facilities and procedures comply with cGMP and other regulatory requirements. Our current dependence upon others for the manufacture of our products may adversely affect our profit margin, if any, on the sale of future products and our ability to develop and deliver such products on a timely and competitive basis.

                         RISKS RELATED TO OUR INDUSTRY

IF WE ARE NOT ABLE TO PROTECT THE PROPRIETARY RIGHTS THAT ARE CRITICAL TO OUR SUCCESS, THE DEVELOPMENT AND ANY POSSIBLE SALES OF OUR PRODUCT CANDIDATES COULD SUFFER AND COMPETITORS COULD FORCE OUR PRODUCTS COMPLETELY OUT OF THE MARKET.

     Our success will depend on our ability to obtain patent protection for our products, preserve our trade secrets, prevent third parties from infringing upon our proprietary rights and operate without infringing upon the proprietary rights of others, both in the United States and abroad.

     Competitors may develop competitive products outside the protection that may be afforded by the claims of our patents. We are aware that other parties have been issued patents and have filed patent applications in the United States and foreign countries with respect to other agents which impact A.G.E. or the formation of A.G.E. crosslinks.

     The degree of patent protection afforded to pharmaceutical inventions is uncertain and our potential products are subject to this uncertainty. Pimagedine is not a novel compound and is not covered by a composition-of-matter patent. The patents covering Pimagedine are use patents containing claims covering therapeutic indications and the use of Pimagedine to inhibit the formation of A.G.E.s. Competitors may develop and commercialize Pimagedine or Pimagedine-like products for indications outside of the protection provided by the claims of our use patents. Physicians, pharmacies and wholesalers could then substitute for our Pimagedine products. Substitution for our Pimagedine products would have a material adverse effect on our business, financial condition and results of operations. Use patents may afford a lesser degree of protection in certain foreign countries due to their patent laws. In addition, although we have several patent applications pending to protect proprietary technology and potential products, these patents may not be issued, and the claims of any patents which do issue may not provide significant protection of our technology or products. In addition, we may not enjoy any patent protection beyond the expiration dates of our currently issued patents.

     We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to maintain, develop and expand our competitive position, which we seek to protect, in part, by confidentiality agreements with our corporate partners, collaborators, employees and consultants. We also have invention or patent assignment agreements with our employees and certain, but not all, corporate partners and consultants. Relevant inventions may be developed by a person not bound by an invention assignment agreement. Binding agreements may be breached, and we may not have
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adequate remedies for such breach. In addition, our trade secrets may become known to or be independently discovered by competitors.

IF WE FAIL TO OBTAIN REGULATORY APPROVALS FOR OUR PRODUCTS, THE COMMERCIAL USE OF OUR PRODUCTS WILL BE LIMITED.

     Our research, pre-clinical testing and clinical trials of our product candidates are, and the manufacturing and marketing of our products will be, subject to extensive and rigorous regulation by numerous governmental authorities in the United States and in other countries where we intend to test and market our product candidates.

     Prior to marketing, any product we develop must undergo an extensive regulatory approval process. This regulatory process, which includes pre-clinical testing and clinical trials, and may include post-marketing surveillance, of each compound to establish its safety and efficacy, can take many years and can require the expenditure of substantial resources. Data obtained from pre-clinical and clinical activities is susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, we may encounter delays or rejections based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted new drug application, or NDA. We may encounter similar delays in foreign countries. We may not obtain regulatory approval for the drugs we develop. Moreover, regulatory approval may entail limitations on the indicated uses of the drug. Further, even if we obtain regulatory approval, a marketed drug and its manufacturer are subject to continuing review and discovery of previously unknown problems with a product or manufacturer which may have adverse effects on our business, financial condition and results of operations, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including pre-clinical testing and clinical trials, the approval process or post-approval, may result in various adverse consequences including the FDA's delay in approving, or its refusal to approve, a product withdrawal of an approved product from the market and the imposition of criminal penalties against the manufacturer and NDA holder. None of our products has been approved for commercialization in the United States or elsewhere. We may not be able to obtain FDA approval for our products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude our licensees or marketing partners from marketing our products or limit the commercial use of such products and will have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE NOT ABLE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES IN THE DEVELOPMENT AND MARKETING OF CURES AND THERAPIES FOR DIABETES, CARDIOVASCULAR DISEASES AND THE OTHER CONDITIONS FOR WHICH WE SEEK TO DEVELOP PRODUCTS, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

     We are engaged in pharmaceutical fields characterized by extensive research efforts and rapid technological progress. Many established pharmaceutical and biotechnology companies with resources greater than ours are attempting to develop products that would be competitive with our products. Other companies may succeed in developing products that are safer, more efficacious or less costly than any we may develop and may also be more successful than us in production and marketing. Rapid technological development by others may result in our products becoming obsolete before we recover a significant portion of the research, development or commercialization expenses incurred with respect to those products.

     Certain technologies under development by other pharmaceutical companies could result in a cure for diabetes or the reduction of the incidence of diabetes and its complications. For example, a number of companies are investigating islet cell transplantation as a possible cure for Type 1 diabetes. Results of a study conducted by the National Institutes of Health, known as the Diabetes Control and Complications Trial, published in 1993, showed that tight glucose control reduced the incidence of diabetic complications. Several pharmaceutical companies have introduced new products for glucose control for the management of hyperglycemia in Type 2 diabetes. In addition, several large companies have initiated or expanded research, development and licensing efforts to build a diabetic pharmaceutical franchise focusing on diabetic nephropathy, neuropathy, retinopathy and related conditions. An example of this is research
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seeking anti-angiogenesis drugs for the potential treatment of diabetic retinopathy. It is possible that one or more of these initiatives may reduce or eliminate the market for some of our products.

     In addition, a broad range of cardiovascular drugs are under development by many pharmaceutical and biotechnology companies. It is possible that one or more of these initiatives may reduce or eliminate the market for some of our products.

IF GOVERNMENTS AND THIRD-PARTY PAYERS CONTINUE THEIR EFFORTS TO CONTAIN OR DECREASE THE COSTS OF HEALTH CARE, WE MAY NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS SUCCESSFULLY.

     In certain foreign markets, pricing and/or profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be federal and state initiatives to control and/or reduce pharmaceutical expenditures. In addition, increasing emphasis on managed care in the United States will continue to put pressure on pharmaceutical pricing. Cost control initiatives could decrease the price that we receive for any products we may develop and sell in the future and have a material adverse effect on our business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on our corporate partners, our ability to commercialize our products may be adversely affected.

     Our ability to commercialize pharmaceutical products may depend, in part, on the extent to which reimbursement for the products will be available from government health administration authorities, private health insurers and other third-party payers. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payers, including Medicare, are increasingly challenging the prices charged for medical products and services. Third-party insurance coverage may not be available to patients for any products developed by us. Government and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. If adequate coverage and reimbursement levels are not provided by government and other third-party payers for our products, the market acceptance of these products would be adversely affected.

IF THE USERS OF THE PRODUCTS WE DEVELOP CLAIM THAT OUR PRODUCTS HAVE HARMED THEM, WE MAY BE SUBJECT TO COSTLY AND DAMAGING PRODUCT LIABILITY LITIGATION, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITIONS AND RESULT OF OPERATIONS.

     The use of any of our potential products in clinical trials and the sale of any approved products, including the testing and commercialization of ALT-711 or Pimagedine, exposes us to liability claims resulting from the use of products or product candidates. A claim has been made by a participant in one of our clinical trials and additional claims might be made directly by other such participants, consumers, pharmaceutical companies or others. We maintain product liability insurance coverage for claims arising from the use of our products in clinical trials. However, coverage is becoming increasingly expensive, and we may not be able to maintain or acquire insurance at a reasonable cost or in sufficient amounts to protect us against losses due to liability that could have a material adverse effect on our business, financial conditions and results of operations. We may not be able to obtain commercially reasonable product liability insurance for any product approved for marketing in the future or that insurance coverage and our resources would be sufficient to satisfy any liability resulting from product liability claims. A successful product liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO ATTRACT AND RETAIN THE KEY PERSONNEL ON WHOM OUR SUCCESS DEPENDS, OUR PRODUCT DEVELOPMENT, MARKETING AND COMMERCIALIZATION PLANS COULD SUFFER.

     We are highly dependent on the principal members of our management and scientific staff. The loss of services of any of these personnel could impede the achievement of our development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development

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work in the future will also be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition between pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists. In addition, we rely on consultants to assist us in formulating our research and development strategy. All of our consultants are employed outside of us and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to us.

OUR OPERATIONS INVOLVE A RISK OF INJURY OR DAMAGE FROM HAZARDOUS MATERIALS, AND IF AN ACCIDENT WERE TO OCCUR, WE COULD BE SUBJECT TO COSTLY AND DAMAGING LIABILITY CLAIMS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULT OF OPERATIONS.

     Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages or fines that result. Such liability could have a material adverse effect on our business, financial condition and results of operations.

                         RISKS RELATED TO THIS OFFERING

PRIOR STOCK OPTION REPRICING MAY HAVE AN ADVERSE EFFECT ON OUR FUTURE FINANCIAL PERFORMANCE.

     Based on the performance of our stock, we repriced certain employee stock options on February 2, 1999, in order to bolster employee retention. As a result of this repricing, options to purchase 1.06 million shares of stock were repriced and certain vesting periods related to these options were modified or extended. This repricing may have a material adverse impact on future financial performance based on Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, An Interpretation of APB Opinion No. 25." This interpretation requires us to record compensation expense, which is adjusted every quarter, for increases or decreases in the fair market value of the repriced options based on changes in our stock price from the value at July 1, 2000, until the repriced options are exercised, forfeited or expire.

IF OUR SERIES G AND SERIES H PREFERRED STOCK IS CONVERTED, OUR STOCKHOLDERS MAY BE MATERIALLY DILUTED.

     The exact number of shares of common stock issuable upon conversion of our Series G and Series H Preferred Stock will vary inversely with the market price of the common stock. The holders of common stock may be materially diluted by conversion of the Series G and Series H Preferred Stock depending on the future market price of the common stock. The conversion price of the Series G and Series H Preferred Stock depends on the average price of the common stock on the American Stock Exchange for the twenty (20) business days immediately preceding the conversion. On June 30, 2001, the conversion price was $3.54. If this price were used to determine the number of shares of common stock issuable upon conversion of the Series G and Series H Preferred Stock, we would issue a total of approximately 10,752,126 shares of common stock if all shares of the Series G and Series H Preferred Stock were converted on such date. To the extent the average price of the common stock during the 20 business days immediately preceding any date on which shares of the Series G and Series H Preferred Stock are converted is higher or lower than $3.54, we would issue more or fewer shares of common stock than reflected in this estimate, and this difference could be material.

     The number of shares of common stock to be issued upon conversion of the Series G and Series H Preferred Stock will also depend on the number of shares of Series G and Series H Preferred Stock issued as dividends on the Series G Preferred Stock.

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IF OUR CURRENT STOCKHOLDERS SELL THEIR SHARES, OUR STOCK PRICE MAY DECREASE.

     As of June 30, 2001, 22,537,635 shares of our common stock, 950.97 shares of Series G Preferred Stock and 2,855.82 shares of Series H Preferred Stock were issued and outstanding. In addition, options to purchase 4,295,471 shares of common stock and warrants to purchase 1,193,636 shares of common stock were outstanding. The sale of common stock issued upon the exercise of stock options, the exercise of warrants, and the conversion of Series G and Series H Preferred Stock, as well as future sales of common stock by us or by existing stockholders, or the perception that sales could occur, could adversely affect the market price of the common stock.

THE PRICE OF OUR COMMON STOCK IS VOLATILE AND THE MARKET VALUE OF YOUR INVESTMENT MAY DECREASE.

     The market prices for securities of biotechnology and pharmaceutical companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as:

     - fluctuations in our operating results;

     - announcement of technological innovations or new therapeutic products by us or others;

     - clinical trial results;

     - developments concerning agreements with collaborators;

     - governmental regulation;

     - developments in patent or other proprietary rights;

     - public concern as to the safety of drugs developed by us or others;

     - future sales of substantial amounts of common stock by existing stockholders; and

     - general market conditions

can have an adverse effect on the market price of the common stock. The realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on the market price of the common stock.

ANTI-TAKEOVER PROVISIONS COULD MAKE A THIRD-PARTY ACQUISITION OF US, WHICH MAY BE BENEFICIAL TO OUR STOCKHOLDERS, MORE DIFFICULT.

     Our Certificate of Incorporation provides for staggered terms for the members of the Board of Directors and includes a provision (the "Fair Price Provision") that requires the approval of the holders of 80% of our voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 10% or more of our voting stock, except in cases where certain directors approve the transaction or certain minimum price criteria and other procedural requirements are met. We have entered into a Stockholders' Rights Agreement pursuant to which each holder of a share of common stock is granted a Right to purchase our Series F Preferred Stock under certain circumstances if a person or group acquires or commences a tender offer for 20% of our outstanding common stock. We have also adopted a Change in Control Severance Benefits Plan, which provides for severance benefits to employees upon certain events of termination of employment after or in connection with a change in control as defined in the Plan. In addition, the Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. The staggered board terms, Fair Price Provision, Stockholders' Rights Agreement, Change in Control Severance Benefits Plan, Preferred Stock provision and other provisions of our charter and Delaware corporate law may discourage certain types of transactions involving an actual or potential change in control of Alteon.

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                           FORWARD-LOOKING STATEMENTS

     Statements in this prospectus that are not statements or descriptions of historical facts are "forward-looking" statements under Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. These forward-looking statements and other forward-looking statements made by us or our representatives are based on a number of assumptions. The words "believe," "expect," "anticipate," "intend," "estimate" or other expressions, which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements as they involve risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in this section and elsewhere in this prospectus. These factors include, but are not limited to, the risks set forth below. The forward-looking statements represent our judgment and expectations as of the date of this prospectus. We do not promise to update forward-looking information or any other information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                USE OF PROCEEDS

     Each time we issue our common stock, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from each offering.

     Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock for working capital and general corporate purposes.

                              PLAN OF DISTRIBUTION

     We may sell the common stock covered by this prospectus in one or more transactions, including block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. We may sell the common stock to underwriters for public offering, directly to investors, through agents designated from time to time, or by such other means as may be specified in the supplement to this prospectus. If we sell shares of the common stock to a broker-dealer acting as principal, the broker-dealer may then resell such shares of common stock to the public at varying prices to be determined by the broker-dealer at the time of resale.

     Participating agents or broker-dealers in the distribution of any of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of shares of common stock purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act. The maximum commission or discount to be received by any underwriter that is a member of the National Association of Securities Dealers will not exceed 8%.

     To the extent required, the number of shares of common stock to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in a supplement to this prospectus.

                                DIVIDEND POLICY

     We have not paid any dividends since our inception and do not anticipate paying any dividends in the foreseeable future.

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                                 LEGAL MATTERS

     The validity of the issuance of the common stock being offered hereby has been passed upon by Smith, Stratton, Wise, Heher & Brennan, Princeton, New Jersey. A member of Smith, Stratton, Wise, Heher & Brennan owns 13,250 shares of our common stock.

                                    EXPERTS

     The financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is a part of a registration statement on Form S-3 which we filed with the Securities and Exchange Commission under the Securities Act. It omits some of the information set forth in the registration statement. You can find additional information about Alteon in the registration statement. Copies of the registration statement are on file at the offices of the SEC. You may obtain them by paying the prescribed fee or you may examine them without charge at the SEC's public reference facilities described below.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as required by the Exchange Act, we file reports, proxy statements and other information with the SEC. You may inspect these reports, proxy statements and other information without charge and copy them at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. You may obtain copies of these materials from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material is also available through the SEC's Web Site (http://www.sec.gov) and our Web Site (http://www.alteonpharma.com).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which we have filed with the SEC are incorporated herein by reference:

          (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

          (b) Our Current Reports on Form 8-K filed January 5, 2001, January 10, 2001, January 25, 2001, February 1, 2001, July 18, 2001 and July 25, 2001.

          (c) Our Quarterly Report on Form 10-Q filed May 11, 2001.

          (d) Our proxy statement for our Annual Meeting of Stockholders held on June 5, 2001.

          (e) The description of our common stock, $.01 par value, which is contained in our Registration Statement on Form 8-A filed November 1, 1991, including any amendments or reports filed for the purpose of updating such description.

          (f) The description of our Rights to Purchase Series F Preferred Stock which is contained in our Registration Statement on Form 8-A, filed August 4, 1995, including any amendments or reports filed for the purpose of updating such description.

     All documents, which we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent

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that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     This prospectus incorporates documents by reference which are not presented herein or delivered herewith. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus and deemed to be a part of this prospectus, other than exhibits to the documents unless such exhibits are specifically incorporated by reference in the documents. These documents are available upon request from Elizabeth A. O'Dell, Vice President, Finance, Alteon Inc., 170 Williams Drive, Ramsey, New Jersey 07446, (201) 934-5000.

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